THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER
TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(B)(2)
                                                      Registration No. 033-53651
                 SUBJECT TO COMPLETION, DATED OCTOBER 13, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 17, 1998)

                              $75,000,000 SUNS(SM)
                         LEHMAN BROTHERS HOLDINGS INC.
                          DOW JONES INTERNET INDEX(SM)
                        STOCK UPSIDE NOTE SECURITIES(SM)
                              DUE OCTOBER   , 2004
                               ------------------

GENERAL:

- Senior unsecured debt securities of Lehman Brothers Holdings.

- Return tied to the Dow Jones Internet Index, as calculated by Dow Jones & Company, Inc.
- Denominations: $1,000 and whole multiples of $1,000.

- Stated maturity date: October   , 2004, subject to postponement if a market
  disruption event occurs.

- Application has been made to list the notes on the American Stock Exchange
  under the trading symbol "    ."

PAYMENTS:

- No periodic interest payments.

- At stated maturity, Lehman Brothers Holdings will pay to you, per $1,000 note, the greater of:

  (1)  $1,000; and

  (2)  the alternative amount, but not more than $2,000.

The alternative amount per $1,000 note will equal:

                      final
                      index        -       starting
$1,000 + $1,000 X     level                  level
                    ---------------------------------
                             starting level

but will not be greater than $2,000.

- The starting level is based on the average execution price for the stocks comprising the Dow Jones Internet Index paid by an affiliate of Lehman
  Brothers Holdings on October   , 1999 to hedge Lehman Brothers Holdings'
  obligations under the notes.

- Lehman Brothers Holdings may redeem some or all of your notes during the
  30-day period beginning on October   of each year, beginning in 2001 at a
  redemption price of $      per $1,000 note redeemed, increasing by $
  each year to $      on October   , 2003.

     INVESTING IN THE NOTES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                                                                                     PER NOTE      TOTAL
                                                                                                    -----------  ---------
Public offering price.............................................................................           $   $
Underwriting discount.............................................................................           $   $
Proceeds to Lehman Brothers Holdings..............................................................           $   $

Lehman Brothers Holdings has granted the underwriter a 30-day option to purchase up to an additional $11,250,000 aggregate principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.
                            ------------------------

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about October   , 1999.

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                            ------------------------

                                LEHMAN BROTHERS

             , 1999

"SUNS(SM)" and "Stock Upside Note Securities(SM)" are service marks of Lehman Brothers Inc. "Dow Jones(SM)" and "Dow Jones Internet Index(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Lehman Brothers Holdings Inc. The notes, based on the performance of the Dow Jones Internet Index(SM), are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                                PROSPECTUS SUPPLEMENT

SUMMARY INFORMATION--Q&A...................................................................................        S-3
RISK FACTORS...............................................................................................        S-6
USE OF PROCEEDS AND HEDGING................................................................................       S-12
RATIO OF EARNINGS TO FIXED CHARGES.........................................................................       S-12
DESCRIPTION OF THE NOTES...................................................................................       S-13
THE DOW JONES INTERNET INDEX...............................................................................       S-18
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..............................................................       S-23
BOOK-ENTRY ISSUANCE........................................................................................       S-27
UNDERWRITING...............................................................................................       S-29
EXPERTS....................................................................................................       S-30

                                                      PROSPECTUS

AVAILABLE INFORMATION......................................................................................          2
DOCUMENTS INCORPORATED BY REFERENCE........................................................................          2
THE COMPANY................................................................................................          3
USE OF PROCEEDS............................................................................................          3
RATIO OF EARNINGS TO FIXED CHARGES.........................................................................          3
DESCRIPTION OF DEBT SECURITIES.............................................................................          4
DESCRIPTION OF WARRANTS....................................................................................         14
GLOBAL SECURITIES..........................................................................................         21
UNITED STATES TAXATION.....................................................................................         24
CAPITAL REQUIREMENTS.......................................................................................         24
PLAN OF DISTRIBUTION.......................................................................................         24
ERISA MATTERS..............................................................................................         26
LEGAL OPINIONS.............................................................................................         26
INDEPENDENT ACCOUNTANTS....................................................................................         26

                            SUMMARY INFORMATION--Q&A

This summary highlights selected information from the prospectus supplement and accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-6 to determine whether an investment in the notes is appropriate for you. For your convenience, there are references throughout this document to specific page numbers where more detailed information on some of the terms and concepts discussed can be found.
WHAT ARE THE NOTES?
The notes are a series of senior debt of Lehman Brothers Holdings whose value is tied to the performance of the Dow Jones Internet Index. The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings except
subordinated debt, and will mature on October   , 2004 unless postponed because
a market disruption event occurs. See "Description of the Notes--Determination of alternative amount" beginning on page S-13.
WHO PUBLISHES THE DOW JONES INTERNET INDEX AND WHAT DOES THE DOW JONES INTERNET INDEX MEASURE?
The Dow Jones Internet Index is published by Dow Jones & Company, Inc. The index is an equity benchmark index of companies that generate the majority of their revenues from the Internet. The index is a market capitalization-weighted index. The index currently consists of 40 companies. However, Dow Jones expects it will be necessary to expand the index to meet the goal of representing 80% of the aggregate market capitalization of all Internet companies.
The Dow Jones Internet Index is comprised of two sub-indices, the Internet Commerce Index and the Internet Services Index, reflecting the basic distinction between the types of Internet companies that generate a majority of their revenues from the Internet.

- Internet Commerce Index: This index is comprised of companies that derive the majority of their revenues from providing goods and/or services through an open network, such as a website. Currently, 15 of the 40 stocks comprise this sub-index.

- Internet Services Index: This index is comprised of companies that derive the majority of their revenues from providing access to the Internet or providing enabling services to people using the Internet. Currently, 25 of the 40 stocks comprise this sub-index.

A company's market capitalization value is limited to no more than 10% of the Dow Jones Internet Commerce Index or Internet Services Indexes, as applicable.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES?

You will not receive any interest payments on the notes. You will receive a payment at the redemption or the stated maturity of the notes.

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL STATED MATURITY?

Lehman Brothers Holdings has designed the notes for investors who want to protect their investment by receiving at least the principal amount of their investment at stated maturity and who also want to participate in a possible increase in the Dow Jones Internet Index. At stated maturity, you will receive a payment per $1,000 note equal to the greater of:

- $1,000; and

- the alternative amount, but not more than $2,000.

As a result, you will not receive less than the principal amount. See "Risk Factors--The value of the notes will be affected by numerous factors, some of which are related in complex ways--Lehman Brothers Holdings' credit ratings, financial condition and results" on page S-8.

HOW WILL THE ALTERNATIVE AMOUNT BE CALCULATED?
The alternative amount per $1,000 note will be calculated by using the following formula:

                     final
                     index         -        starting
$1,000 + $1,000 X    level                   level
                   -----------------------------------
                             starting level

but will not be greater than $2,000.
The starting level is based on the average execution price for the stocks comprising the Dow Jones Internet Index paid by an affiliate of Lehman Brothers
Holdings on October   , 1999 to hedge Lehman Brothers Holdings' obligations
under the notes.
The final index level at stated maturity will generally be the closing level of the Dow Jones Internet Index on the third business day prior to the stated maturity date. In limited circumstances, the final index level may be adjusted. See "Description of the Notes-- Determination of alternative amount" beginning on page S-13, "--Discontinuance of the Dow Jones Internet Index" and "--Alterations to the index level" beginning on page S-14 for details. ALTERNATIVE AMOUNT--EXAMPLES
Here are three examples of hypothetical alternative amount calculations:
EXAMPLE 1: THE FINAL INDEX LEVEL IS 230 AND THE STARTING LEVEL IS 260. Alternative amount per $1,000 note =

$1,000 + $1,000 X   230 - 260   = $884.62
                       260

As a result, at stated maturity, you will receive $1,000 per $1,000 note because $1,000 is greater than $884.62.
EXAMPLE 2: THE FINAL INDEX LEVEL IS 400 AND THE STARTING LEVEL IS 260. Alternative amount per $1,000 note =

$1,000 + $1,000 X   400 - 260   = $1,538.46
                       260

As a result, at stated maturity, you will receive $1,538.46 per $1,000 note because $1,538.46 is greater than $1,000.

EXAMPLE 3: THE FINAL INDEX LEVEL IS 600 AND THE STARTING LEVEL IS 260.

Alternative amount per $1,000 note =

$1,000 + $1,000 X   600 - 260   = $2,307.69
                       260

As a result, at stated maturity, you will receive $2,000 per $1,000 note because the alternative amount is capped at $2,000 per $1,000 note.

HOW DOES THE REDEMPTION FEATURE WORK?

Lehman Brothers Holdings may redeem all or some of the notes on one or more
occasions during the 30-day period beginning on October   of each year beginning
in 2001 at the applicable redemption price per $1,000 note set forth below.

 30-DAY REDEMPTION
PERIOD BEGINNING ON       REDEMPTION PRICE
-------------------  ---------------------------
October   , 2001     $
                     (140% of the $1,000
                     initial principal amount)
October   , 2002     $
                     (160% of the $1,000
                     initial principal amount)
October   , 2003     $
                     (180% of the $1,000
                     initial principal amount)

If Lehman Brothers Holdings redeems your notes prior to the stated maturity date, you will receive only the specified redemption price and will not receive any other payments.

Citibank, N.A., the trustee for the notes, will give you at least 30 days' notice of any redemption.

HOW HAS THE DOW JONES INTERNET INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, beginning on page S-21, showing the performance of the Dow Jones Internet Index from July 3, 1998 through October 8, 1999.

Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the Dow Jones Internet Index so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the Dow Jones Internet Index and the notes will perform in the future.
HOW WILL I BE ABLE TO FIND THE INDEX LEVEL AT ANY POINT IN TIME?
You can obtain the level of the Dow Jones Internet Index at any time from the Bloomberg-Registered Trademark- service under the symbol "DJInet." You may also obtain the closing level of the Dow Jones Internet Index at any time from the Dow Jones website, at http://indexes.dowjones.com.
ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?
Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-6.
WHAT ABOUT TAXES?
The notes will be subject to U.S. Treasury regulations that apply to contingent payment debt instruments. As a result, you will be subject to federal income tax on the accrual of original issue discount in respect of the notes. In addition, gain or loss on the sale, exchange or other disposition will generally be ordinary gain or loss. See "United States Federal Income Tax Consequences" beginning on page S-23.
WHO IS LEHMAN BROTHERS HOLDINGS?
Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high net worth clients and customers. Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. See "Available Information," "Documents Incorporated By Reference" and "The Company" on pages 2 and 3 of the accompanying prospectus.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See "Risk Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which acts as the calculation agent" on page S-11 and "Description of the Notes--Calculation agent" on page S-17.

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes, and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities, or to continue them once they are begun.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

Lehman Brothers Holdings has applied to list the notes on the American Stock Exchange. You should be aware that the listing of the notes on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the notes.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your notes.

                                  RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. As described in more detail below, the trading price of the notes may vary considerably prior to the maturity date due, among other things, to fluctuations in the price of the common stocks that make up the Dow Jones Internet Index and other events that are difficult to predict and beyond Lehman Brothers Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS HOLDINGS IN SEVERAL WAYS.

- THE YIELD MAY BE LOWER THAN THE YIELD ON A CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman Brothers Holdings pays you at maturity may be less than the return you could earn on other investments. Because the amount you receive at stated maturity may be equal to or only slightly greater than $1,000 per $1,000 note, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

- IF THE ALTERNATIVE AMOUNT IS LESS THAN $1,000 PER $1,000 NOTE, YOU WILL ONLY RECEIVE THE PRINCIPAL AMOUNT OF THE NOTE AT MATURITY. This may be true even if the index level exceeds the starting level at some time during the life of the notes but later falls below it.

- NO PERIODIC INTEREST WILL BE PAID ON THE NOTES. No periodic payments of interest will be made on the notes. However, because the notes will be classified as contingent payment debt instruments, they will be considered to be issued with original issue discount. As a result, you will be required to include the original issue discount in income during your ownership of the notes, subject to some adjustments. See "United States Federal Income Tax Consequences" beginning on page S-23.

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE COMMON STOCKS THAT MAKE UP THE DOW JONES INTERNET INDEX.

- YOUR RETURN ON THE NOTES WILL NEVER BE MORE THAN $2,000 PER $1,000 NOTE. If the index level increases by more than 100% above the starting level, you will not realize any of the appreciation beyond that 100% because the alternative amount is capped at $2,000 per $1,000 note. Your return on the notes could therefore be less than the return obtainable if you had owned the common stocks that make up the Dow Jones Internet Index.

- YOUR RETURN WILL NOT REFLECT DIVIDENDS ON THE COMMON STOCKS IN THE DOW JONES INTERNET INDEX. Your return on the notes will also not reflect the return you would realize if you actually owned the common stocks in the Dow Jones Internet Index and received any dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you by reference to the level of the Dow Jones Internet Index, which is calculated by reference to the prices of the common stocks in the Dow Jones Internet Index without taking into consideration the value of dividends paid on those stocks.

HISTORICAL LEVELS OF THE DOW JONES INTERNET INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE DOW JONES INTERNET INDEX OR OF THE INDEX LEVEL DURING THE TERM OF THE NOTES.

The trading prices of the common stocks in the Dow Jones Internet Index will determine the index level. As a result, it is impossible to predict whether the index level will fall or rise.

Trading prices of the common stocks in the Dow Jones Internet Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those common stocks themselves.

THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE RELATED IN COMPLEX WAYS.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes prior to stated maturity may be at a discount, which could be substantial, from their principal amount, if, at that time, the index level is less than, equal to, or not sufficiently above the starting level. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

- REDEMPTION FEATURE. Lehman Brothers Holdings' ability to redeem the notes prior to their stated maturity is likely to limit the secondary market price at which the notes will trade if the index level exceeds the starting level by a sufficient amount to make redemption attractive to Lehman Brothers Holdings. In particular, Lehman Brothers Holdings expects that the secondary market price of the notes during a redemption period will not exceed the applicable redemption price (even if the level of the index were high enough to cause the market price to do so in the absence of the redemption feature), due to the fact that Lehman Brothers Holdings will be able to redeem the notes and pay only the redemption price.

- VALUE. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the amount, if any, by which the index level at any given point in time exceeds the starting level. If you decide to sell your notes when the index level exceeds the starting level, you may nonetheless receive substantially less than the amount that would be payable at stated maturity based on that index level because of expectations that the index level will continue to fluctuate until the alternative amount is determined and because of Lehman Brothers Holdings' ability to redeem the notes. If you decide to sell your notes when the index level is below the starting level, you can expect to receive less than the principal amount of the notes. Political, economic and other developments that affect the stocks in the Dow Jones Internet Index may also affect the index level and, thus, the value of the notes.

- INTEREST RATES. Because the notes repay at least their principal amount at stated maturity, the trading value of the notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the notes may be adversely affected, and if U.S. interest rates decrease, the trading value of the notes may be favorably affected.

- VOLATILITY OF THE DOW JONES INTERNET INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. Because the index is based on a relatively small basket of common stocks, the value of the Index may be subject to greater volatility. The trading value of the notes may be affected by the volatility of the Dow Jones Internet Index.

- MERGER AND ACQUISITION TRANSACTIONS. Some of the common stocks in the Dow Jones Internet Index may be affected by mergers and acquisitions, which can contribute to volatility of the Dow Jones Internet Index. Additionally, as a result of a merger or acquisition, one or more common stocks in the Dow Jones Internet Index may be replaced in the Dow Jones Internet Index with another entity's securities. The new entity's securities may not have the same characteristics as the common stock originally included in the Dow Jones Internet Index.

- TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

- DIVIDEND YIELDS. If dividend yields on the common stocks in the Dow Jones Internet Index increase, the value of the notes may be adversely affected because the Dow Jones Internet Index does not incorporate the value of those payments.

- LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

- ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THOSE COMPANIES WHOSE COMMON STOCKS ARE IN THE DOW JONES INTERNET INDEX. General economic conditions and earnings results of the companies whose common stocks make up the Dow Jones Internet Index and real or anticipated changes in those conditions or results may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less it if occurs later than if it occurs earlier in the term of the notes.

THERE ARE ADDITIONAL RISKS RELATED TO COMMON STOCKS THAT ARE IN THE INTERNET SECTOR.

There are a number of different views regarding the valuation of stocks in the Internet sector and the future performance of these stocks. Some of these views suggest that these stocks are currently overvalued. In addition, you should consider the following risks related to the Internet sector:

- LIMITED OPERATING HISTORY. Internet companies in general have relatively short operating histories. They are subject to the risks, expenses and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets, such as evolving and unpredictable business models, intense competition, management of growth and rapid changes in customer demands and industry standards. The failure of an Internet company to address these challenges could have a material adverse effect on its business, results of operations, financial condition and prospects.

- POTENTIAL FLUCTUATIONS IN FUTURE RESULTS. Due to the limited operating history of Internet companies and the unpredictability of the industry, Internet companies generally have neither internal nor industry-based historical financial data for any significant period of time upon which to project revenues or base planned operating expenses. The results of operations of a particular Internet company may fluctuate significantly in the future due to a variety of factors, many of which relate to the Internet industry as a whole and are outside the control of any individual Internet company, such as the rate of growth, usage and acceptance of the Internet as information media, the rate of acceptance of the Internet as an advertising medium and a channel of commerce, and specific economic conditions in the Internet markets.

- VOLATILITY OF INTERNET STOCKS. The market prices of stocks of Internet companies have historically been volatile for a variety of reasons, including the factors discussed above. In addition, the trading volumes of some Internet stocks have been limited due to a relatively small number of freely tradeable shares compared to other companies, which may result in greater volatility. Although over time more shares of these companies should become freely tradeable, there is no assurance that their owners will sell those shares. If an owner or owners were to sell a significant number of shares, those sales could depress the market price of that stock.

- INTENSE COMPETITION. The market for the Internet products and services is highly competitive, and this competition is expected to continue to intensify. Increased competition could result in price reductions, reduced margins or loss of market share. There can be no assurance that a particular Internet company will be able to compete successfully against its competitors or that the increased competition will not have a material adverse effect on its business, results of operations, financial condition and prospects.

- RISK OF SYSTEM FAILURE. The ability of Internet companies to provide timely and continuous online products and services and to manage advertising depends on the efficient and uninterrupted operation of their computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. The occurrence of any such event that interrupts or delays the operations of an Internet company would have a material adverse effect on the business, results of operations, financial condition and prospects of such company.

- RISKS OF YEAR 2000 NON-COMPLIANCE. Many currently installed computer systems and software products are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. Accordingly, all Internet companies must upgrade their computer systems and software products to comply with applicable "Year 2000" requirements. The failure of an Internet company, or any of its viewers, customers, linked sites, advertisers, suppliers or other companies on which it relies, to be Year 2000 compliant could materially affect its business, results of operations, financial conditions and prospects.

- DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET. Future growth in the revenues of Internet companies will depend on the widespread acceptance and use of the Internet as a source of information and entertainment and as a vehicle for commerce in goods and services. Rapid growth in the use of the Internet is a recent phenomenon, and there can be no assurance that such use will continue to develop or that a sufficient base of users will emerge to support the combined companies' businesses. Moreover, critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use and access, quality of service and acceptance of advertising, remain unresolved and may negatively affect growth in the use of the Internet. Internet usage may be inhibited for a number of reasons, such as inadequate development of the necessary network infrastructure, failure to develop necessary technologies in a timely manner, security concerns and government regulations. In addition, corporations and other networks providing access to the Internet may restrict access to certain sites or hours of usage, which could limit access to and reduce traffic on websites. If the use of the Internet does not continue to grow or grows more slowly than expected, the business, financial condition, operating results and prospects of Internet companies would be materially adversely affected.

- UNPROVEN ACCEPTANCE OF INTERNET ADVERTISING. Standards to measure the effectiveness of web advertising have yet to be widely developed. If standards do not develop, existing advertisers may not continue or increase their levels of web advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the web. The business, results of operations, financial condition and prospects of Internet companies could be materially adversely affected if the market for web advertising declines or develops more slowly than expected. In addition, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could materially adversely affect the commercial viability of web advertising, which could materially adversely affect the advertising revenues of Internet companies.

- GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET. Existing domestic and international laws and regulations specifically regulate communications or commerce on the web. Furthermore, laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the web. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the web. New laws or regulations relating to the web, or certain application or interpretation of existing laws, may impede the growth in the use of the web or otherwise materially adversely affect the business of Internet companies.

- CONCERNS ABOUT WEB SECURITY. Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the web. Any well-publicized compromise of security could deter more people from using the web or from using it to conduct transactions that involve the transmission of confidential information, such as signing up for a paid subscription, executing stock trades or purchasing goods or services. Because many of the Internet advertisers seek to advertise on the web to encourage people to use the web to purchase goods or services, the business, results of operations and financial condition of Internet companies could be materially adversely affected if the Internet users significantly reduce their use of the web because of security concerns. In addition, Internet companies may incur significant costs to protect themselves against the threat of security breaches or to alleviate problems caused by these breaches.

- MANAGEMENT OF GROWTH. Like other early-stage companies, Internet companies in general have experienced rapid growth in their operations. This rapid growth has placed, and the anticipated future growth will continue to place, a significant strain on the managerial, operational and financial resources of Internet companies. To manage the growth, Internet companies will need to continue to implement and improve their operational, financial and management information systems and to hire, train, motivate and manage their employees. The failure of an Internet company to successfully manage any of these issues would have a material adverse effect on its business, results of operations, financial condition and prospects.

- INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. The success of an Internet company depends significantly upon its proprietary technology. Internet companies generally rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual agreements to protect their proprietary rights. The protective steps taken by a particular Internet company may be inadequate to deter misappropriation of its proprietary information, which may result in harm to its brand, devaluation of its proprietary content and decrease in its competitiveness. Furthermore, the defense of a company's intellectual property rights could require the expenditure of significant financial and managerial resources. In addition, an Internet company may become subject to infringement claims brought by other companies. Any such infringement claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources on the part of such Internet company, which could materially adversely affect its business, results of operations and financial condition.

- TECHNOLOGICAL CHANGE AND NEW PRODUCTS AND SERVICES. The market for Internet products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. A particular Internet company's future success will depend on its ability to continually and timely introduce new products, services and technologies or improve the performance, features and reliability of its existing products and services in response to both evolving demands of the marketplace and competitive product offerings. If an Internet company fails to develop new or improved products, services or technologies in a timely manner in response to changing market conditions or customer requirements, its business, results of operations, financial condition and prospects could be materially adversely affected.

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL THE POLICIES OR ACTIONS OF DOW JONES.

The policies of Dow Jones concerning additions, deletions and substitutions of the stocks underlying the Dow Jones Internet Index and the manner in which Dow Jones takes account of certain changes affecting the underlying stocks may have an adverse effect on the index level and the notes. Dow Jones may also discontinue or suspend calculation or dissemination of the Dow Jones Internet Index or materially alter the methodology by which it calculates the Dow Jones Internet Index. Any such actions could affect the value of the notes. In that event, the calculation agent may make certain adjustments to the index level. See "Description of the Notes--Discontinuance of the Dow Jones Internet Index" and "--Alterations to the index level" beginning on page S-14. See also "The Dow Jones Internet Index" beginning on page S-18 for more details on how Dow Jones calculates the Dow Jones Internet Index.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes. In addition, Lehman Brothers Inc. would decide whether adjustments should be made to the index level and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See "Description of the Notes--Payment at stated maturity" on page S-13, "--Discontinuance of the Dow Jones Internet Index" on page S-14 "--Alterations to the index level" beginning on page S-14, and "--Market disruption events" beginning on page S-15.

PURCHASES AND SALES OF THE COMMON STOCKS IN THE DOW JONES INTERNET INDEX BY LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE COMMON STOCKS OR THE INDEX LEVEL.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell the common stocks comprising the Dow Jones Internet Index or derivative instruments related to those common stocks for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those common stocks or the index level. See "Use of Proceeds and Hedging" below.

TAX CONSEQUENCES

For U.S. federal income tax purposes, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount, which you will be required to include in income during your ownership of the notes, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the notes. See "United States Federal Income Tax Consequences" beginning on page S-23.

                          USE OF PROCEEDS AND HEDGING

An amount equal to approximately one-half of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes has been or will be used by Lehman Brothers Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire common stocks that make up the Dow Jones Internet Index. Lehman Brothers Holdings or one or more of its subsidiaries may also acquire listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, those common stocks to hedge Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. See "Use of Proceeds" on page 3 of the accompanying prospectus.

From time to time after the initial offering and prior to the maturity of the notes, depending on market conditions, including the market price of the common stocks that underlie the Dow Jones Internet Index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those common stocks or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to, those common stocks. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.
To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in the common stocks that make up the Dow Jones Internet Index, or option contracts or other derivative or synthetic instruments related to those common stocks, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the common stocks that underlie the Dow Jones Internet Index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the price of the common stocks that make up the Dow Jones Internet Index and, accordingly, increase or decrease the index level. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the common stocks that make up the Dow Jones Internet Index, these activities could have such an effect.

                       RATIO OF EARNINGS TO FIXED CHARGES

  ELEVEN MONTHS                                                   SIX MONTHS
      ENDED                 YEAR ENDED NOVEMBER 30,                  ENDED
  NOVEMBER 30,     ------------------------------------------       MAY 31,
      1994           1995       1996       1997       1998           1999
-----------------  ---------  ---------  ---------  ---------  -----------------
         1.03           1.03       1.06       1.07       1.07           1.11

In computing the ratios for Lehman Brothers Holdings above, "earnings" consist of earnings from continuing operations before income taxes and fixed charges; and "fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

- the accompanying prospectus; and

- this prospectus supplement.

Since the terms of the notes may differ from the general information Lehman Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt Securities" beginning on page 4 of the accompanying prospectus. The notes are "Senior Debt" as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may issue up to $86,250,000 aggregate principal amount of notes. The notes will be issued in denominations of $1,000 and whole multiples of $1,000.

INTEREST

No periodic interest is payable on the notes. However, if the amount received at stated maturity or upon earlier redemption or sale exceeds $1,000 per $1,000 note, this excess amount will be treated as a payment of interest rather than a capital gain under United States Treasury regulations.

PAYMENT AT STATED MATURITY

The notes will mature on October   , 2004 unless postponed because a market
disruption event occurs; see "--Determination of alternative amount" below. Unless your notes have been previously redeemed by Lehman Brothers Holdings, you will be entitled to receive per $1,000 note, at stated maturity, the greater of:

- $1,000; and

- the alternative amount, as described below, but not more than $2,000.

If the alternative amount per $1,000 note is less than or equal to $1,000, because the repayment of your principal amount is protected, you will be entitled to receive $1,000 per $1,000 note at stated maturity. See "Risk Factors--The value of the notes will be affected by numerous factors, none of which are related in complex ways-- Lehman Brothers Holdings' credit ratings, financial condition and results" on page S-8.

DETERMINATION OF ALTERNATIVE AMOUNT

The alternative amount per $1,000 note will be determined by the calculation agent and will equal:

                     final
                     index         -        starting
$1,000 + $1,000 X    level                   level
                   -----------------------------------
                             starting level

but will not be more than $2,000.

The starting level is based on the average execution price for the stocks comprising the Dow Jones Internet Index paid by an affiliate of Lehman Brothers
Holdings on October   , 1999 to hedge Lehman Brothers Holdings' obligations
under the notes.

The final index level at stated maturity will generally be equal to the closing level of the Dow Jones Internet Index on the third business day prior to the stated maturity date. However, if the calculation agent determines that one or more market disruption events have occurred on such day, the calculation agent will determine the final index level by reference to the closing level of the Dow Jones Internet Index on the next business day on which there is not a market disruption event for it. This situation will cause the payment you receive to be postponed until three business days after the date that the final index level is determined.

"Closing level" means the last reported level of the Dow Jones Internet Index at 4:00 p.m., New York City time, as reported by Dow Jones.

EARLY REDEMPTION OF THE NOTES AT THE OPTION OF LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings may redeem all or part of the notes on one or more
occasions during the 30-day period beginning on October   of each year,
beginning in 2001, at the applicable redemption price per $1,000 note as set forth below.

 30-DAY REDEMPTION
PERIOD BEGINNING ON       REDEMPTION PRICE
-------------------  ---------------------------
October   , 2001     $
                     (140% of the $1,000
                     initial principal amount)
October   , 2002     $
                     (160% of the $1,000
                     initial principal amount)
October   , 2003     $
                     (180% of the $1,000
                     initial principal amount)

If Lehman Brothers Holdings redeems your notes prior to the stated maturity date, you will receive only the specified redemption price and will not receive any other payments.

Citibank, N.A., the trustees for the notes, will give you at least 30 days' notice of any redemption.

DISCONTINUANCE OF THE DOW JONES INTERNET INDEX

If Dow Jones discontinues publication of the Dow Jones Internet Index and Dow Jones or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Dow Jones Internet Index, then, upon the calculation agent's notification of its determination to the trustee and Lehman Brothers Holdings, the calculation agent will substitute that successor index for the Dow Jones Internet Index and calculate the index level by reference to the level of that successor index as described above under "--Determination of alternative amount." Upon any selection by the calculation agent of a successor index, Lehman Brothers Holdings will promptly give notice to the holders of the notes.

If Dow Jones discontinues publication of the Dow Jones Internet Index and:

- the calculation agent does not select a successor index, or

- the successor index is no longer published,

the calculation agent will compute a substitute value for the Dow Jones Internet Index in accordance with the procedures last used to calculate the Dow Jones Internet Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Dow Jones Internet Index as described below, the successor index or value will be used as a substitute for the Dow Jones Internet Index for all purposes, including for purposes of determining whether a market disruption event exists.

If Dow Jones discontinues publication of the Dow Jones Internet Index and the calculation agent determines that no successor index is available at that time, then on each business day until the calculation agent determines that a successor index is available, the calculation agent will determine the value that would be used in computing the alternative amount as described in the preceding paragraph.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones Internet Index or a successor index may adversely affect trading in the notes.

ALTERATIONS TO THE INDEX LEVEL

If at any time Dow Jones or the publisher of a successor index changes its method of calculating the Dow Jones Internet Index or a successor index in any material respect, or if the Dow Jones Internet Index or a successor index is in any other way modified so that the Dow Jones Internet Index or that successor index does not, in the opinion of the calculation agent, fairly represent the value thereof had those changes or modifications not been made, then the calculation agent shall, at the close of business in New York, New York, on each date that the index level is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Dow Jones Internet Index or that successor index as if those changes or modifications had not been made. The calculation agent shall calculate the index level with reference to the Dow Jones Internet Index or that successor index, as so adjusted. Accordingly, if the method of calculating the Dow Jones Internet Index or a successor index is modified so that the index level is a fraction or a multiple of what it would have been if it had not been modified, for example, due to a split, then the calculation agent shall adjust the Dow Jones Internet Index or that successor index in order to arrive at an index level as if it had not been modified, for example, as if a split had not occurred.

MARKET DISRUPTION EVENTS

A market disruption event will occur on any day if the calculation agent determines that:

- A suspension, absence or material limitation of trading in 20% or more of the underlying stocks which then comprise the Dow Jones Internet Index or any successor index has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the primary organized U.S. exchange or trading system on which those securities are traded or, in the case of a common stock not listed or quoted in the United States, on the primary exchange, trading system or market for such security. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, trading system, or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B, may be considered material. For purposes of this prospectus supplement, "trading system" includes bulletin board services. Notwithstanding the first sentence of this paragraph, a market disruption event for a security traded on a bulletin board means a suspension, absence or material limitation of trading of that security for more than two hours or during the one hour period preceding 4:00 p.m., New York City time.

- A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading in options contracts related to the Dow Jones Internet Index or any successor index, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which those options contracts are traded or otherwise.

- Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the Dow Jones Internet Index or any successor index or in respect of options contracts related to the Dow Jones Internet Index or any successor index, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market.

For purposes of determining whether a market disruption event has occurred:

- a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

- any suspension in trading in an option contract on the Dow Jones Internet Index or any successor index by a major securities exchange, trading system or market by reason of:

    --  a price change violating limits set by such securities market,

    --  an imbalance of orders relating to those contracts, or

    -- a disparity in bid and ask quotes relating to those contracts, will constitute a market disruption event notwithstanding that the suspension or material limitation is less than two hours;

- a suspension or material limitation on an exchange, trading system or in a market will include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange, trading system or market but will not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

- "close of trading" means 4:00 P.M., New York City time.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Based on the information currently available to Lehman Brothers Holdings, on October 27, 1997, the New York Stock Exchange suspended all trading during the one-half hour period preceding the close of trading pursuant to New York Stock Exchange Rule 80B. On April 3, 1992, no trading took place on the Chicago Mercantile Exchange, as a flood that severely affected the operations of many of the CME's member institutions caused the CME to suspend trading for the entire day. On August 12, 1999, the Chicago Board of Trade suspended all trading after 2 p.m., New York City time, as a power failure in the Chicago downtown area caused the CBT to close an hour early. The same power failure also caused the Chicago Board Options Exchange to halt trading for a one-half hour period on August 12, 1999. On September 16, 1999, stormy weather from Hurricane Floyd led the New York Mercantile and Commodity Exchange and the New York Board of Trade to close early at noon and 1:00 p.m., respectively, New York City time. If any of these suspensions of trading occurs during the term of the notes, that event could constitute a market disruption event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future.

HYPOTHETICAL RETURNS

The table on the following page illustrates, for a range of hypothetical final index levels of the Dow Jones Internet Index three days prior to the stated maturity date, based on a hypothetical starting level of 260:

- the hypothetical final level of the Dow Jones Internet Index per $1,000 note;

- the hypothetical alternative amount per $1,000 note;

- the percentage change from the principal amount to the hypothetical alternative amount per $1,000 note;

- the hypothetical total amount payable per $1,000 note;

- the hypothetical total rate of return per $1,000 note;

- the hypothetical pre-tax annualized rate of return per $1,000 note;

                                             PERCENTAGE CHANGE
  HYPOTHETICAL FINAL                          OF ALTERNATIVE                          TOTAL RATE OF      ANNUALIZED
INDEX LEVEL OF THE DOW      HYPOTHETICAL      AMOUNT OVER THE   TOTAL AMOUNT PAYABLE      RETURN       PRE-TAX RATE OF
 JONES INTERNET INDEX    ALTERNATIVE AMOUNT  PRINCIPAL AMOUNT    AT STATED MATURITY     PER $1,000         RETURN
    PER $1,000 NOTE       PER $1,000 NOTE     PER $1,000 NOTE     PER $1,000 NOTE          NOTE        PER $1,000 NOTE
-----------------------  ------------------  -----------------  --------------------  --------------  -----------------
             100                 384.62             -61.54%             1,000.00             0.00%            0.00%
             200                 769.23             -23.08%             1,000.00             0.00%            0.00%
             260               1,000.00               0.00%             1,000.00             0.00%            0.00%
             300               1,153.85              15.38%             1,153.85            15.38%            2.90%
             400               1,538.46              53.85%             1,538.46            53.85%            9.00%
             500               1,923.08              92.31%             1,923.08            92.31%           13.97%
             750               2,000.00             100.00%             2,000.00           100.00%           14.87%
            1000               2,000.00             100.00%             2,000.00           100.00%           14.87%
            2000               2,000.00             100.00%             2,000.00           100.00%           14.87%
           10000               2,000.00             100.00%             2,000.00           100.00%           14.87%

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rate of return will depend entirely on the actual final index level and the alternative amount determined by the calculation agent. In particular, the actual final index level could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty as to whether the alternative amount will be greater than $1,000 per $1,000 note or the notes will be redeemed prior to their stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as calculation agent for the notes.

The calculation agent will determine the amount you receive at the stated maturity of the notes or upon their earlier redemption by Lehman Brothers Holdings. In each case the calculation agent will determine the alternative amount and, in the case of the stated maturity or redemption of the notes, whether you will receive the alternative amount or $1,000 per $1,000 note.

In addition, the calculation agent will determine:

- if adjustments are required to the index level under certain circumstances; see "Description of the Notes--Discontinuance of the Dow Jones Internet Index" and "Alterations to the index level" beginning on page S-14;

- the successor index if publication of the Dow Jones Internet Index is discontinued; see "Description of the Notes--Discontinuance of the Dow Jones Internet Index" on page S-12; and

- whether a market disruption event has occurred; see "--Market disruption events" beginning on page S-15.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the greater of $1,000 or the alternative amount, calculated as though the date of acceleration was the stated maturity date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was the stated maturity.

                          THE DOW JONES INTERNET INDEX

GENERAL

The Dow Jones Internet Index was created by Dow Jones to bring an ordered perspective to Internet stocks; it is an equity benchmark index of companies that generate the majority of their revenues from the Internet. Dow Jones believes that the rules for selecting stocks and maintaining the index over time assure that the Dow Jones Internet Index will remain focused on the companies that generate a majority of their revenues from the Internet. The index is a market capitalization-weighted index. The value of the Dow Jones Internet Index is disseminated every 15 seconds during each trading day from 9:30 a.m. to 4:00 p.m. (New York City time) from the Bloomberg-Registered Trademark- service under the symbol "DJInet."

The Dow Jones Internet Index is comprised of two sub-indices, the Internet Commerce Index and the Internet Services Index, reflecting the basic distinction between the types of companies that generate a majority of their revenues from the Internet:

- Internet Commerce Index: This index is comprised of companies that derive the majority of their revenues from providing goods and/or services through an open network, such as a website.

- Internet Services Index: This index is comprised of companies that derive the majority of their revenues from providing access to the Internet or providing enabling services to people using the Internet.

Currently, the Dow Jones Internet Commerce Index consists of 15 components and the Dow Jones Internet Services Index has 25 components, totaling 40 companies for the Dow Jones Internet Index. A company's market capitalization value is limited to no more than 10% of the Dow Jones Internet Commerce Index or Internet Services Indexes, as applicable. Dow Jones expects that it will be necessary to expand the indexes to meet the goal of representing 80% of the aggregate market capitalization of all Internet companies. Dow Jones has indicated that the indices will be expanded to meet coverage guidelines.

Dow Jones may from time to time, in its sole discretion, add companies to, or delete companies from, the Dow Jones Internet Index to achieve the objectives stated above.

The Dow Jones Internet Index does not reflect the payment of dividends on the stocks it includes. Because of this, the return on the notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the notes.

INDEX COMPOSITION

Below is a list of the names, stock symbols, and industry groups, as of October 13, 1999, as provided by Dow Jones and the index weight, outstanding shares, market capitalization and average 30-day monthly trading volume, as provided by the Bloomberg-Registered Trademark- service on October 13, 1999, of those companies whose stocks currently are included in the Dow Jones Internet Index:

                       DOW JONES INTERNET COMMERCE INDEX

                                      TICKER           INDUSTRY            INDEX      OUTSTANDING      MARKET      AVERAGE 30-DAY
               NAME                   SYMBOL            GROUP             WEIGHT        SHARES      CAPITALIZATION TRADING VOLUME
-----------------------------------  ---------  ----------------------  -----------  -------------  -------------  --------------
                                                                                                     (in billion
                                                                                     (in millions)       $)

Lycos Inc.                           LCOS       Consumer Services             3.46%       87.259          5,099       3,025,496

Yahoo!                               YHOO       Consumer Services             3.33%      258.995         43,398       9,330,432

Infoseek Corp.                       SEEK       Consumer Services             1.35%       62.556          1,994         750,743

E*trade Group Inc.                   EGRP       Security Broker               3.70%      234.549          6,010       5,108,256

Amazon.com Inc.                      AMZN       Other Specialty               4.06%      337.204         26,955      15,221,136
                                                Retailer

Net.B@nk Inc.                        NTBK       Savings and Loan              0.44%       29.382            646         814,003

                                      TICKER           INDUSTRY            INDEX      OUTSTANDING      MARKET      AVERAGE 30-DAY
               NAME                   SYMBOL            GROUP             WEIGHT        SHARES      CAPITALIZATION TRADING VOLUME
-----------------------------------  ---------  ----------------------  -----------  -------------  -------------  --------------
                                                                                                     (in billion
                                                                                     (in millions)       $)

Beyond.com Corp.                     BYND       Other Specialty               0.34%       35.969            497       1,055,250
                                                Retailer

Go2Net Inc.                          GNET       Industrial and                1.11%       27.815          1,643         751,293
                                                Commercial Services

Ebay Inc.                            EBAY       Consumer Services             3.15%      128.620         17,621       5,620,943

Ticketmaster Online Citysearch Inc.  TMCS       Consumer Services             1.15%       13.946            331         773,766

Healtheon Corp.                      HLTH       Industrial and                1.88%       71.109          2,773       1,255,863
                                                Commercial Services

Ameritrade Holding Corp.             AMTD       Security Broker               2.12%      158.064          2,825       2,975,160

CNET Inc.                            CNET       Industrial and                2.79%       72.900          4,119       1,768,186
                                                Commercial Services

Priceline.com Inc.                   PCLN       Consumer Services             4.02%      146.782         10,605       2,963,123

eToys Inc.                           ETYS       Other Specialty               4.01%      114.891          8,760       1,155,156
                                                Retailer

------------------------------

Copyright 1999 Dow Jones & Company.

                       DOW JONES INTERNET SERVICES INDEX

                                      TICKER           INDUSTRY            INDEX     OUTSTANDING     MARKET      AVERAGE 30-DAY
               NAME                   SYMBOL            GROUP             WEIGHT       SHARES     CAPITALIZATION TRADING VOLUME
-----------------------------------  ---------  ----------------------  -----------  -----------  -------------  --------------

                                                                                         (in       (in billion
                                                                                      millions)        $)

CMGI Inc.                            CMGI       Industrial and                6.47%      95.314         9,531       4,769,330
                                                Commercial Services

PSINet Inc.                          PSIX       Industrial and                1.62%      64.832         2,383       1,340,286
                                                Commercial Services

CheckFree Holding Corp.              CKFR       Industrial and                1.54%      51.954         2,286         819,836
                                                Commercial Services

Cybercash                            CYCH       Software                      0.11%      20.204           164         288,543

Realnetworks                         RNWK       Software                      4.94%      73.002         7,282       1,556,826

Sterling Commerce Inc.               SE         Software                      1.36%      88.319         2,004         784,306

Mindspring Enterprise Inc.           MSPG       Consumer Services             1.16%      63.442         1,709       1,939,926

IDT Corp.                            IDTC       Industrial and                0.55%      23.797           567       1,397,866
                                                Commercial Services

AXENT Technologies Inc.              AXNT       Software                      0.23%      27.935           337         262,923

Open Market Inc.                     OMKT       Software                      0.36%      36.133           524         790,846

Check Point Software Technologies
  Ltd.                               CHKP       Software                      2.16%      36.278         3,188         568,093

America Online Inc.                  AOL        Consumer Services             7.54%    1108.080       123,066      17,676,632

Earthlink Network Inc.               ELNK       Industrial and                0.91%      32.109         1,347         791,723
                                                Commercial Services

At Home Corp.                        ATHM       Consumer Services             6.53%     333.494        14,278       6,528,973

Network Solutions Inc.               NSOL       Industrial and                2.16%      33.342         3,178       1,135,223
                                                Commercial Services

Usweb Corp.                          USWB       Industrial and                1.63%      76.433         2,403       3,070,752
                                                Commercial Services

Verisign Inc.                        VRSN       Software                      3.73%      50.638         5,494       1,111,913

Doubleclick Inc.                     DCLK       Advertising                   3.32%      39.780         4,888       3,355,689

                                      TICKER           INDUSTRY            INDEX     OUTSTANDING     MARKET      AVERAGE 30-DAY
               NAME                   SYMBOL            GROUP             WEIGHT       SHARES     CAPITALIZATION TRADING VOLUME
-----------------------------------  ---------  ----------------------  -----------  -----------  -------------  --------------

                                                                                         (in       (in billion
                                                                                      millions)        $)
Exodus Communications Inc.           EXDS       Industrial and                3.70%      82.320         5,397       3,197,987
                                                Commercial Services

Verio Inc.                           VRIO       Industrial and                1.54%      76.216         2,267         815,640
                                                Commercial Services

Inktomi Corp.                        INKT       Software                      4.41%      51.604         6,257       1,776,290

Infospace.com Inc.                   INSP       Consumer Services             1.52%      47.401         2,246         743,463

Covad Communications Group           COVD       Telephone Systems             1.95%      71.741         2,879         940,503

HighSpeed Access Corp.               HSAC       Consumer Services             0.89%      54.138         1,313         520,530

Broadvision Inc.                     BVSN       Software                      2.80%      25.561         4,122         835,760

------------------------------

Copyright 1999 Dow Jones & Company.

COMPUTATION OF AND ADJUSTMENT TO THE DOW JONES INTERNET INDEX BY DOW JONES

Dow Jones has stated that the Dow Jones Internet Index is designed and maintained to provide an illustration of clear and accurate trends of this market segment. Dow Jones has established the following requirements for inclusion in and maintenance of the Dow Jones Internet Index:

- A company must generate at least 50% of annual sales/revenues from Internet commerce or services.

- A stock issued through an initial public offering must have a minimum of three months trading history. To satisfy the three month requirement, a spin-off company may include the trading history of its parent company.

- An index-eligible stock also must have:

  Three-month average market capitalization of at least $100 million; and

  Three-month average closing price above $10 for new components.

- Index components are selected in descending order of market capitalization and trading volume on an equal basis (three-month averages are used for both factors).

- The indexes are weighted by market capitalization, except that a ceiling is imposed on stocks with very large market capitalizations. A company's market capitalization value is limited to no more than 10% of the Dow Jones Internet Commerce Index or Internet Services Indexes, as applicable.

- The indexes are reviewed quarterly. Changes take effect on the third Friday of March, June, September and December.

- Stocks added to the index cannot be displaced from the index for at least six months, except in cases of companies being acquired.

- A new stock to be added to the index must rank in the top two-thirds of stocks comprising the index at the time of the quarterly review to replace an existing stock.

The Dow Jones Internet Index is based on widely accepted methodologies for modified capitalization-weighted indexes.

The effect on the index of a movement in a component company's stock price is proportionate to that component company's index market capitalization (modified to restrict any single company's weight in a sub-index to no more than 10% of that index). The index market capitalization of a particular company is based on the number of shares of that company included in the calculation of the index (which amount may change quarterly based on the overall market capitalization of that company) and the last price for that component company's stock. The index market capitalization for each component company is then added together to determine the market capitalization for the entire index. The index level is then determined by dividing the market capitalization for the index by a divisor.

Dow Jones may, at its discretion, modify or change its methodology for calculating the Dow Jones Internet Index level in a manner that may affect the alternative amount received upon stated maturity of the notes. In order to maintain the continuity of the index, Dow Jones adjusts the divisor of the index to offset the effects of any arbitrary changes in the market value of the component stocks caused by certain corporate actions, including corporate restructurings, special cash dividends, non-cash dividends, spin-offs and share repurchases. In addition, the divisor is adjusted when companies are added to or deleted from the index. Adjustments to the index are made prior to the commencement of trading on the ex-date or effective date for the event which gave rise to the adjustment.

Corporate actions possibly resulting in an increase in the divisor of the index include public offerings, rights offerings and combinations thereof. Corporate actions possibly resulting in a decrease in the divisor of the index include special cash dividends, stock dividends by component issuers of a class of securities not included in the index, spin-offs, share repurchases and certain tender offers. The divisor of the index is adjusted as necessary to negate any change in the aggregate market value of the component stocks resulting from the corporate actions referred to above.

Generally adjustments to the index are not made for stock dividends, stock splits and certain dividends of a component security made by a company which has two different securities included in the index.

While Dow Jones currently employs the above methodology to calculate and maintain the Dow Jones Internet Index, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the alternative amount and the amount payable to you upon stated maturity.

HISTORICAL INFORMATION ABOUT THE DOW JONES INTERNET INDEX

The Dow Jones Internet Index was based at a level of 100 as of June 30, 1998. The following table sets forth the index level of the Dow Jones Internet Index (rounded to the nearest hundreth) at the close of trading on each Friday (or the preceding business day if such Friday was not a business day) from July 3, 1998 through October 8, 1999, in each case as published by Dow Jones. On October 13, 1999 the index level of the Dow Jones Internet Index at the close of trading was
240.98. These levels are not indications of future performance. There is no assurance that the index level will increase enough so that the alternative amount will be greater than $1,000 per $1,000 note. Past movements of the Dow Jones Internet Index are not indications of future performance.

  DAY                        INDEX LEVEL
---------------------------  -----------

                  1998
7/03/98                          107.65
7/10/98                           99.41
7/17/98                          102.52
7/24/98                          100.72
7/31/98                           90.31

8/07/98                           92.84
8/14/98                           89.51
8/21/98                           89.02
8/28/98                           73.78

9/04/98                           65.65
9/11/98                           67.38
9/18/98                           70.77
9/25/98                           81.93

10/02/98                          75.04
10/09/98                          62.50
10/16/98                          70.60
10/23/98                          79.13
10/30/98                          83.62

11/06/98                          94.78
11/13/98                          98.51
11/20/98                         109.99
11/27/98                         134.90

12/04/98                         112.64
12/11/98                         123.49
12/18/98                         133.37
12/25/98                         157.12
12/31/98                         150.31

                  1999
1/08/99                          193.04
1/15/99                          190.70
1/22/99                          189.16
1/29/99                          229.09

2/05/99                          211.16
2/12/99                          175.53

  DAY                        INDEX LEVEL
---------------------------  -----------
                  1999
2/19/99                          166.99
2/26/99                          185.30

3/05/99                          197.90
3/12/99                          213.88
3/19/99                          238.56
3/26/99                          239.61

4/02/99                          250.95
4/09/99                          297.61
4/16/99                          276.66
4/23/99                          288.84
4/30/99                          280.40

5/07/99                          253.76
5/14/99                          263.72
5/21/99                          255.41
5/28/99                          235.72

6/04/99                          217.29
6/11/99                          210.31
6/18/99                          222.21
6/25/99                          220.43

7/02/99                          255.60
7/09/99                          260.79
7/16/99                          250.14
7/23/99                          232.55
7/30/99                          210.04

8/06/99                          185.94
8/13/99                          198.71
8/20/99                          208.13
8/27/99                          218.82

9/03/99                          219.26
9/10/99                          229.14
9/17/99                          219.12
9/24/99                          223.98

10/01/99                         232.64
10/08/99                         260.82

NOTICE OF INDEX LEVEL

You can obtain the level of the Dow Jones Internet Index at any time from the Bloomberg-Registered Trademark- service under the symbol "DJInet." You may also obtain the closing level of the Dow Jones Internet Index at any time from the Dow Jones website at http://indexes.dowjones.com.

LICENSE AGREEMENT

Dow Jones does not guarantee the accuracy and/or the completeness of the Dow Jones Internet Index or any data included in the Dow Jones Internet Index and Dow Jones shall have no liability for any errors, omissions, or interruptions in the Dow Jones Internet Index. Dow Jones makes no warranty, express or implied, as to results to be obtained by Lehman

Brothers Holdings, Lehman Brothers Inc., holders of the notes, or any other person or entity from the use of the Dow Jones Internet Index or any data included in the Dow Jones Internet Index in connection with the rights licensed under the license agreement described in this prospectus supplement or for any other use. Dow Jones makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Dow Jones Internet Index or any data included in the Dow Jones Internet Index. Without limiting any of the above information, in no event shall Dow Jones have any liability for any indirect, punitive, special or consequential damages or losses, including lost profits, even if notified of the possibility of these damages. There are no third party beneficiaries of any agreements or arrangements between Dow Jones and Lehman Brothers Holdings.

Dow Jones and Lehman Brothers Holdings have entered into a non-exclusive license agreement providing for the license to Lehman Brothers Holdings, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with some securities, including the notes, and Lehman Brothers, Inc. is an authorized sublicensee of Lehman Brothers Holdings.

The license agreement between Dow Jones and Lehman Brothers Holdings provides that the following language must be stated in this prospectus supplement:

"The notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones' only relationship to Lehman Brothers Holdings and Lehman Brothers, Inc. is the licensing of certain service marks and service names of Dow Jones and of the Dow Jones Internet Index which is determined, composed and calculated by Dow Jones without regard to Lehman Brothers Holdings or the notes. Dow Jones has no obligation to take the needs of Lehman Brothers Holdings or the holders of the notes into consideration in determining, composing or calculating the Dow Jones Internet Index. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of the notes, including the pricing or the amounts payable under the notes. Dow Jones has no obligation or liability in connection with the administration or marketing of the notes."

All information contained in this prospectus supplement regarding the Dow Jones Internet Index, including its make-up, method of calculation and changes in its components have been derived from publicly available information prepared by Dow Jones.

                             UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note at its initial offering price, and does not deal with special situations. For example, this summary does not address:

- tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or life insurance companies;

- tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

- tax consequences to non-United States holders;

- tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

- alternative minimum tax consequences, if any; or

- any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion a United States holder is the beneficial owner of a note that is:

- a citizen or resident of the United States;

- a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

- an estate the income of which is subject to United States federal income taxation regardless of its source; or

- a trust (x) that is subject to the supervision of a court within the United States and the control of one or more United States persons or (y) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

ACCRUAL OF INTEREST

The Treasury regulations that apply to contingent payment debt obligations will apply to the notes. All payments on the notes will be taken into account under these Treasury regulations. As discussed more fully below, the effect of these Treasury regulations will be to:

- require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

- result in the accrual of original issue discount by you even though you will receive no cash until sale, maturity or redemption of the notes; and

- generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange or redemption of the notes.

Under the contingent payment debt rules, you will be required to accrue original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. In order to determine your income, these rules require Lehman Brothers Holdings to determine, as of the issue date, the comparable yield for the notes. The comparable yield of the notes will generally be the rate at which Lehman Brothers Holdings would issue a fixed rate debt instrument with terms and conditions similar to the notes.

Lehman Brothers Holdings is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the notes and estimates the amount and timing of contingent payments on the notes. Lehman Brothers
Holdings have determined that the comparable yield is an annual rate of   %.
Based on Lehman Brothers Holdings' determination of the comparable yield, the
projected payment schedule per $1,000 note is $      due at maturity.

THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNTS OF THE PAYMENTS ON A NOTE.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt rules. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. Lehman Brothers Holdings is required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners.

If the actual contingent payment made on the notes at maturity differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual contingent payment exceeds a projected contingent payment, will be treated as additional interest income. A negative adjustment will:

- first, reduce the amount of original issue discount required to be accrued in the current year; and

- second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note.

You are generally bound by the above comparable yield and projected payment schedule. However, if you believe that Lehman Brothers Holdings' projected payment schedule is unreasonable, you may set your own projected payment schedule so long as you explicitly disclose the use of that schedule and the reason for its use. Unless otherwise prescribed by the Commissioner of the Internal Revenue Service, this disclosure must be made in a statement attached to your timely filed federal income tax return for the taxable year in which a note is acquired.

SALE, EXCHANGE OR OTHER DISPOSITION OF NOTES

Gain on the sale, exchange or redemption of a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of this amount will be treated as capital loss.

Special rules apply in determining the tax basis of a note. Your basis in a note is generally increased by original issue discount you previously accrued on the note and reduced by the projected amount of any payments previously scheduled to be made.

NON-UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

UNITED STATES FEDERAL WITHHOLDING TAX.

The 30% United States federal withholding tax will not apply to any payment with respect to a note provided that:

- you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings' voting stock within the meaning of the Code and the Treasury regulations;

- you are not a controlled foreign corporation that is related to Lehman Brothers Holdings through stock ownership;

- you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

- (1) you provide your name and address on an IRS Form W-8 (or IRS Form W-8BEN, or successor form), and certify, under penalty of perjury, that you are not a United States holder or (2) a financial institution holding a note on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 (or IRS Form W-8BEN or successor form) from the beneficial owner and provides Lehman Brothers Holdings with a copy.

If you cannot satisfy the requirements described above, payments of principal and interest, including original issue discount, made to you will be subject to the 30% United States federal withholding tax, unless you provide Lehman Brothers Holdings with a properly executed (1) IRS Form 1001 (or IRS Form W-8BEN or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or IRS Form W-8BEN or successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% United States federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of a note.

UNITED STATES FEDERAL INCOME TAX.

If you are engaged in a trade or business in the United States and interest, including original issue discount, on the notes is effectively connected with the conduct of that trade or business, although exempt from the 30% withholding tax, you will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the notes will be included in earnings and profits.

Any gain or income realized on the disposition of a note generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

UNITED STATES FEDERAL ESTATE TAX.

Your estate will not be subject to United States federal estate tax on notes of a series beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings' voting stock, within the meaning of the Code and the Treasury regulations, and (2) interest on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments of interest, including original issue discount, and principal on a note and to the proceeds from the sale of a note made to you, unless you are an exempt recipient such as a corporation. A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest income.

If you are a non-United States holder of notes, you will not be required to pay backup withholding and provide information reporting regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge that you are a United States holder and Lehman Brothers Holdings has received from you the statement described above under "Non-United States Holders--United States federal withholding tax." In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of a note within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States holder, or you otherwise establish an exemption. Treasury regulations were recently issued that generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 2000. In general, the new Treasury regulations would not significantly alter the present rules discussed above, except in certain special situations.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants' records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee. Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. Any redemption notices will be sent by Lehman Brothers Holdings directly to DTC, who will in turn inform the direct participants or the indirect participants, who will then contact you as a beneficial holder. If less than all of the notes are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

It is DTC's current practice, upon receipt of any payment of interest, distributions or liquidation amount, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

- DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

- Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certified securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and interest payments, to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information of the provision of services, including telecommunications and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third-party vendors from whom DTC acquires services to: impress upon them the importance of service being Year 2000 compliant; and determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

CEDELBANK AND EUROCLEAR

Links have been established among DTC, Cedelbank and Euroclear (two European book-entry depositories similar to DTC), to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Cedelbank and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Cedelbank and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Cedelbank and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Cedelbank participant or a Euroclear participant, the purchaser must send instructions to Cedelbank or Euroclear through a participant at least one business day prior to settlement. Cedelbank or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment. After settlement, Cedelbank or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Cedelbank or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Cedelbank or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Cedelbank or Euroclear through a participant at least one business day prior to settlement. In these cases, Cedelbank or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the Cedelbank or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (I.E., the trade falls), proceeds credited to the Cedelbank or Euroclear participant's account would instead be valued as of the actual settlement date.

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriters, all of the notes.

The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement; it may also offer notes to
certain dealers at the same price less a concession not in excess of    % of the
principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

In connection with the offering, the rules of the SEC permit the underwriter to engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is set forth on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither Lehman Brothers Holdings nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Lehman Brothers Holdings nor the underwriter makes any representation that the underwriter will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

Lehman Brothers Holdings will pay certain expenses, expected to be approximately
$         , associated with the offer and sale of the notes.

Lehman Brothers Holdings has granted to the underwriter an option to purchase up to $11,250,000 additional principal amount of notes solely to cover over-allotments. Any or all of this option may be exercised at any time until 30 days after the date of this prospectus supplement. To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and proceeds to Lehman Brothers
Holdings would be $         , $         and $         , respectively.

The underwriter may not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933.

The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm underwriting securities of its affiliate.

                                    EXPERTS

The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings as of November 30, 1998 and 1997, and for each of the years in the three-year period ended November 30, 1998, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 1998, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

PROSPECTUS

                         LEHMAN BROTHERS HOLDINGS INC.
               DEBT SECURITIES, DEBT WARRANTS, CURRENCY WARRANTS,
                   INDEX WARRANTS AND INTEREST RATE WARRANTS
                                ----------------

    Lehman Brothers Holdings Inc. ("Holdings") may offer from time to time (i) unsecured debt securities (the "Debt Securities") consisting of debentures, notes and/or other evidences of indebtedness, (ii) warrants to purchase Debt Securities ("Debt Warrants"), (iii) warrants entitling the holders thereof to receive from Holdings, upon exercise, the cash value of the right to purchase ("Currency Call Warrants") and to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit, all as shall be designated by Holdings at the time of offering,
(iv) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Index Put Warrants") or increases ("Index Call Warrants") in the level of a specified index (an "Index") which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices ("Index Spread Warrants" and, together with the Index Put Warrants and the Index Call Warrants, the "Index Warrants") and (v) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Interest Rate Put Warrants") or increases ("Interest Rate Call Warrants" and, together with the Interest Rate Put Warrants, the "Interest Rate Warrants") in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the "Debt Instrument"), in the interest rate or interest rate swap rate established from time to time by one or more specified financial institutions (the "Rate") or in any specified combination of Debt Instruments and/or Rates, for aggregate proceeds of up to U.S.$497,131,485, or the equivalent thereof in one or more foreign currencies or foreign currency units (such amount being the aggregate proceeds to Holdings from all Debt Securities, Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the "Securities") issued and the exercise price of any Debt Securities issuable upon the exercise of any Debt Warrants). The Securities may be offered either together or separately and in one or more series in amounts, at prices and on terms to be determined at the time of the offering. Unless otherwise specified in an applicable Prospectus Supplement, the Securities will be sold for, and the Debt Warrants, Currency Warrants, Index Warrants or Interest Rate Warrants (collectively, the "Warrants") will be exercisable in, United States dollars, and the principal of and interest, if any, on the Debt Securities and the cash payments, if any, in respect of the Currency Warrants, the Index Warrants and the Interest Rate Warrants will be payable in United States dollars. If this Prospectus is being delivered in connection with the offering and sale of Debt Securities, the specific designation, priority, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the currency or currency unit in which the principal and interest, if any, is payable, the rate (or method of calculation) and time of payment of interest, if any, authorized denominations, maturity, any redemption terms, any listing on a securities exchange and the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale are set forth in an applicable Prospectus Supplement. If this Prospectus is being delivered in connection with the offering and sale of Warrants, the specific designation, aggregate number of warrants, the currency or currency unit for which the warrants may be purchased, the currency or currency unit in which the cash settlement value or the exercise price, if applicable, is payable, the method of calculation of the cash settlement value, if applicable, the date on which such warrants become exercisable and the expiration date, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale will be set forth in an applicable Prospectus Supplement.

    The Debt Securities and the Debt Warrants may be issued in registered form or bearer form with, in the case of Debt Securities, coupons attached. The Currency Warrants, Index Warrants and Interest Rate Warrants will be issued in registered form only. In addition, all or a portion of the Securities of a series may be issued in global form. Debt Securities in bearer form will be offered only outside the United States to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Discussions of certain United States federal income taxation consequences to holders of Securities and certain of the risks associated with an investment in Securities will be set forth in the applicable Prospectus Supplement.
                           --------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

    The Securities will be sold either through underwriters, dealers or agents, or directly by Holdings. The applicable Prospectus Supplement sets forth the names of any underwriters or agents (which may include Lehman Brothers Inc., a subsidiary of Holdings ("Lehman Brothers")) involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.
                           --------------------------

    This Prospectus together with the applicable Prospectus Supplement may also be used by Lehman Brothers, in connection with offers and sales of Securities related to market making transactions, by and through Lehman Brothers, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers may act as principal or agent in such transactions.

                           --------------------------

February 17, 1998

                             AVAILABLE INFORMATION

    Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Holdings' Common Stock is listed on the New York Stock Exchange, Inc. (the "Exchange") and the Pacific Stock Exchange. Holdings' 8 3/4% Notes Due 2002 and 8.30% Quarterly Income Capital Securities Due 2035 are listed on the Exchange and Holdings' $55 Million Serial Zero Coupon Senior Notes Due May 16, 1998, Global Telecommunications Stock Upside Note Securities-SM- Due 2000 and the AMEX Hong Kong 30 Index Call Warrants Expiring 1998 and Select Technology Index Call Warrants Expiring 1998 are listed on the American Stock Exchange, Inc. and reports and other information concerning Holdings may also be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

    Holdings has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by Holdings with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

        (1) Holdings' Annual Report on Form 10-K for the year ended November 30, 1996.

        (2) Holdings' Quarterly Report on Form 10-Q for the fiscal quarters ended February 28, 1997, May 31, 1997, and August 31, 1997.

        (3) Holdings' Current Reports on Form 8-K dated January 8, 1997, March 26, 1997, June 26, 1997, September 4, 1997, September 30, 1997, and January 7, 1998.

    Each document filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by an applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in an applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    Holdings will provide without charge to each person, including any beneficial owner of any Security, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mary J. Capko, the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, 8th Floor, New York, New York 10285 (telephone (212) 526-0660).

                                  THE COMPANY

    Lehman Brothers Holdings Inc. (together with its consolidated subsidiaries hereinafter referred to as the "Company" unless the context otherwise requires) is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin and South America and the Asia Pacific region.

    The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; institutional asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Paris, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

    Holdings was incorporated in Delaware on December 29, 1983. Holdings' principal executive offices are located at 3 World Financial Center, New York, New York 10285 (telephone (212) 526-7000).

                                USE OF PROCEEDS

    Except as otherwise may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, Holdings intends to apply the net proceeds from the sale of the Securities for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of the Company for each of the two years in the period ended December 31, 1993, the eleven months ended November 30, 1994, the two years ended November 30, 1996 and for the nine months ended August 31, 1997:

                          ELEVEN MONTHS
      YEAR ENDED              ENDED             YEAR ENDED         NINE MONTHS ENDED
     DECEMBER 31,         NOVEMBER 30,         NOVEMBER 30,           AUGUST 31,
----------------------  -----------------  --------------------  ---------------------
   1992        1993           1994           1995       1996             1997
   -----     ---------  -----------------  ---------  ---------  ---------------------
         *        1.00           1.03           1.03       1.06             1.07

------------------------
* Earnings were inadequate to cover fixed charges and would have had to increase approximately $247 million in 1992 in order to cover the deficiency.

    In computing the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt (as defined below) or Subordinated Debt (as defined below) of Holdings. The Debt Securities constituting Senior Debt will be issued under an indenture, dated as of September 1, 1987, between Holdings and Citibank, N.A., Trustee, as supplemented and amended by Supplemental Indentures dated as of November 25, 1987, as of November 27, 1990, as of September 13, 1991, as of October 4, 1993 and as of October 1, 1995 (the "Senior Indenture"), and the Debt Securities constituting Subordinated Debt will be issued under an indenture between Holdings and The Chase Manhattan Bank, as successor to Chemical Bank, Trustee, as amended and supplemented by the Supplemental Indenture dated as of February 1, 1996 (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are hereinafter collectively referred to as the "Indentures" and, individually, as an "Indenture". Each Indenture will incorporate by reference certain Standard Multiple-Series Indenture Provisions, filed with the SEC on July 30, 1987 and as amended and refiled with the SEC on November 16, 1987. This Prospectus contains descriptions of all material provisions of the Indentures. The summary of such provisions of the Indentures does not purport to be complete; copies of such Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. All articles and sections of the applicable Indenture, and all capitalized terms set forth below, have the meanings specified in the applicable Indenture.

GENERAL

    Neither Indenture limits the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder. Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to service its debt, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any interest or principal on the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions.

    Since the Debt Securities will be obligations of a holding company, the ability of holders of the Debt Securities to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

    Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered thereby: (1) the title of such Debt Securities and whether such Debt Securities will be Senior Debt or Subordinated Debt; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, whether Bearer Securities may be exchanged for Registered Securities and the circumstances and places for such exchange, if permitted; (4) whether the Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Securities") in registered or bearer form and, if so, the identity of the depositary, if any, for such Global Security or Securities; (5) the date or dates (or manner of determining the same) on which such Debt Securities will mature; (6) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (7) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates for Debt Securities which are Registered Securities, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global Debt Security on an Interest Payment Date will be paid if other than in the manner described under "Global Securities" below; (8) any mandatory or optional sinking fund or analogous provisions; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Denominations, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (10) the date, if any, after which, and the price or prices in the currency or currency unit in which, such Debt Securities are payable pursuant to any optional or mandatory redemption provision; (11) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security; (12) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option of the holder thereof (which option may be conditional) and the price or prices in the currency or currency unit in which such Debt Securities are payable; (13) the denominations in which any Debt Securities which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable if other than the denomination of $5,000; (14) the currency, currencies or currency units for which such Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and interest, if any, on such Debt Securities may be payable; (15) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on such Debt Securities; (16) the terms and conditions, if any, pursuant to which such Debt Securities may be converted or exchanged for other securities of Holdings or any other person; (17) the terms and conditions, if any, pursuant to which the principal of and premium if any, and interest, if any, on such Debt Securities are payable at the election of Holdings or the holder thereof, in securities or other property; and (18) other terms of the Debt Securities. (Section 301).

    If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be in an applicable Prospectus Supplement.

SENIOR DEBT

    The Debt Securities constituting part of the senior debt of Holdings (the "Senior Debt") will rank equally with all other unsecured debt of Holdings except Subordinated Debt.

SUBORDINATED DEBT

    The Debt Securities constituting part of the subordinated debt of Holdings (the "Subordinated Debt") will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all present or future Senior Debt. "Senior Debt" is defined to mean (a) any indebtedness for money borrowed or evidenced by bonds, notes, debentures or similar instruments, (b) indebtedness under capitalized leases,
(c) any indebtedness representing the deferred and unpaid purchase price of any property or business, and (d) all deferrals, renewals, extensions and refundings of any such indebtedness or obligation; except that the following does not constitute Senior Debt: (i) indebtedness evidenced by the Subordinated Debt,
(ii) indebtedness which is expressly made equal in right of payment with the Subordinated Debt or subordinate and subject in right of payment to the Subordinated Debt, (iii) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables or (iv) indebtedness which is subordinated to any obligation of Holdings of the type specified in clauses (a) through (d) above. The effect of clause (iv) is that Holdings may not issue, assume or guaranty any indebtedness for money borrowed which is junior to the Senior Debt and senior to the Subordinated Debt. (Subordinated Indenture Section 1401).

    Upon the failure to pay the principal or premium, if any, on Senior Debt when due or upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal thereof, interest thereon, if any, and other amounts due in connection therewith shall first be paid in full, before any payment is made on account of the principal, premium, if any, or interest, if any, on the Subordinated Debt or to acquire any of the Subordinated Debt or on account of the redemption, sinking fund or analogous provisions in the Subordinated Indenture. (Subordinated Indenture Section 1402). Upon any distribution of assets of Holdings pursuant to any dissolution, winding up, liquidation or reorganization of Holdings, payment of the principal, premium, if any, and interest, if any, on the Subordinated Debt will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. (Subordinated Indenture Section 1403). By reason of such subordination, in the event of insolvency, creditors of Holdings who are holders of Senior Debt may recover more ratably than the holders of Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issuable as Registered Securities without coupons and in denominations of $1,000 or any integral multiple thereof. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. If so provided with respect to a series of Debt Securities, Debt Securities of such series will be issuable solely as Bearer Securities with coupons attached or as both Registered Securities and Bearer Securities. (Section 201).

    In connection with the sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold) no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities"). A Bearer Security in definitive form (including interests in a permanent Global Security) may be delivered only if the Person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the Bearer Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case, (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States (Sections 303, 304). See "Global Securities-- Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities."

    Registered Securities of any series (other than a Global Security) will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305). Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Holdings for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in each Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Holdings has appointed each Trustee as Security Registrar under the applicable Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Holdings with respect to any series of Debt Securities, Holdings may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Holdings will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Holdings may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

    In the event of any redemption in part, Holdings shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Holdings may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001). No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by Holdings or the delivery by Holdings of the Bearer Security in definitive form (including interests in a permanent Global Security) (the "Certification Date"), a written certificate in the form and to the effect described under "Denominations, Registration and Transfer" is provided to Holdings. No payment with respect to any Bearer Security will be made at any office or agency of Holdings in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of Holdings' Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as Holdings may designate from time to time, except that at the option of Holdings payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 305, 307, 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of each Trustee under the applicable Indenture in The City of New York will be designated as Holdings' sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and as Holdings' Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which may be issuable as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Holdings for the Debt Securities will be named in an applicable Prospectus Supplement. Holdings may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a Paying Agent in each Place of Payment for such series, and if Debt Securities of a series may be issuable as Bearer Securities, Holdings will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Luxembourg Stock Exchange (the "Stock Exchange") or any other stock exchange located outside the United States and such stock exchange shall so require, Holdings will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section
1002).

    All moneys paid by Holdings to a Paying Agent for the payment of principal of (and premium, if any) or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Holdings and the Holder of such Debt Security or any coupon will thereafter look only to Holdings for payment thereof. (Section 1003).

LIMITATION ON LIENS

    So long as any Debt Securities remain outstanding, unless an applicable Prospectus Supplement relating thereto provides otherwise, Holdings will not, and will not permit any Designated Subsidiary (as defined below), directly or indirectly, to create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of a Designated Subsidiary unless the Debt Securities and, if Holdings so elects, any other indebtedness of Holdings ranking at least PARI PASSU with the Debt Securities, shall be secured equally and ratably with (or prior to) such other secured indebtedness for money borrowed so long as it is outstanding. (Section 1005).

    The term "Designated Subsidiary" means any present or future consolidated subsidiary of Holdings, the consolidated net worth of which constitutes at least 5% of the consolidated net worth of Holdings. As of August 31, 1997, Holdings' Designated Subsidiaries were Lehman Brothers, Lehman Brothers Holdings PLC, Lehman Brothers UK Holdings Limited, Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers International (Europe), Lehman Brothers Financial Products Inc., Lehman Brothers Special Financing Inc., Lehman Brothers Commercial Paper Inc. and Lehman Brothers Finance S.A. (Geneva).

EVENTS OF DEFAULT

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, the following are Events of Default under the Indenture with respect to Debt Securities of such series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay interest, if any, on any Debt Security of that series and any related coupons when due, continued for 30 days; (c) failure to deposit any sinking fund payment or analogous obligation, when due, continued for 30 days, in respect of any Debt Security of that series; (d) failure to perform any other covenant of Holdings in the Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization in respect of Holdings; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501). An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. The Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest, if any) if it considers such withholding to be in the interests of such Holders. (Section 602).

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained and entered, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Meetings, Modification and Waiver."

    Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    Holdings will be required to furnish to each Trustee annually a statement as to the performance by Holdings of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 1006).

SATISFACTION AND DISCHARGE

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, each Indenture provides that Holdings shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) Holdings has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities, and shall look only to such deposited funds or obligations for payment. (Sections 401 and 403).

DEFEASANCE OF CERTAIN OBLIGATIONS

    If the terms of the Debt Securities of any series so provide, Holdings may omit to comply with the restrictive covenants in Section 801 ("Company May Consolidate, Etc., Only on Certain Terms"), Section 1005 ("Limitations on Liens on Common Stock of Designated Subsidiaries") and any other specified covenant and any such omission with respect to such Sections shall not be an Event of Default with respect to the Debt Securities of such series, if (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series or, (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) certain other conditions are met. The obligations of Holdings under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants referred to above shall remain in full force and effect. (Section
1009).

MEETINGS, MODIFICATION AND WAIVER

    Modifications and amendments of either Indenture may be made by Holdings and the applicable Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest, if any, on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) change any obligation of Holdings to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) adversely affect the right of repayment or repurchase, if any, at the option of the Holder, (f) reduce the amount, or postpone the date fixed for, any payment under any sinking fund or analogous provision, (g) change the currency or currency unit of payment of principal of or premium, if any, or interest, if any, on any Debt Security, (h) change or eliminate the right, if any, to elect payment in a coin or currency or currency unit other than that in which Debt Securities which are Registered Securities are denominated or stated to be payable, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (j) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (k) reduce the requirements contained in either Indenture for quorum or voting, or (l) change any obligation of Holdings to maintain an office or agency in the places and for the purposes required in the applicable Indenture. (Section 902).

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Holdings with certain restrictive provisions of the applicable Indenture. (Section 1007). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest, if any, on any Debt Security of that series or in the payment of any sinking fund instalment or analogous obligation or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513).

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the applicable Trustee, and also, upon request, by Holdings or Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302). Except as limited by the proviso in the second preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Debt Securities of that series; and PROVIDED, FURTHER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section
1304).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Holdings may, without the consent of any Holders of Outstanding Debt Securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, Holdings, PROVIDED that (i) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or which acquires or leases the assets of Holdings substantially as an entirety is organized under the laws of any United States jurisdiction and assumes Holdings' obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. (Section 801).

NOTICES

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, notices to Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Stock Exchange and the Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in THE WALL STREET JOURNAL, the FINANCIAL TIMES and the LUXEMBURGER WORT. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

    Title to any temporary global Debt Security or permanent global Debt Security in bearer form or any Bearer Securities and any coupons appertaining thereto will pass by delivery. Holdings, each Trustee and any agent of Holdings or the applicable Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by Holdings at the expense of the Holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by Holdings at the expense of the Holder upon delivery to the applicable Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to Holdings and the applicable Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the applicable Trustee and Holdings may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306).

CONCERNING THE TRUSTEES

    Business and other relationships (including other trusteeships) between, on the one hand, Holdings and its affiliates and, on the other hand, the Trustee under the Indenture pursuant to which any of the Debt Securities to which an applicable Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined under "Denominations, Registration and Transfer"), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to United States persons other than to (a) the United States office of
(i) an international organization (as defined in Section 7701 (a)(18) of the Code), (ii) a foreign central bank (as defined in Section 895 of the Code), or
(iii) any underwriter, agent, or dealer offering or selling Bearer Securities during the restricted period (a "Distributor") pursuant to a written contract with the issuer or with another Distributor, that purchases Bearer Securities for resale or for its own account and agrees to comply with the requirements of
Section 165 (j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165
(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a Bearer Security may be made during the restricted period to a United States person who acquired and holds the Bearer Security on the Certification Date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling Bearer Securities during the restricted period must agree not to offer or sell Bearer Securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling Bearer Securities are aware of these restrictions.

    Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

    Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws. See the applicable Prospectus Supplement for a summary of material U.S. federal income tax consequences to United States persons investing in Bearer Securities.

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands. The term "Non-United States Holder" means any Holder which is not an United States person.

                            DESCRIPTION OF WARRANTS

    The Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a "Warrant Agreement" and respectively a "Debt Warrant Agreement", a "Currency Warrant Agreement", an "Index Warrant Agreement" and an "Interest Rate Warrant Agreement") to be entered into between Holdings and one or more banks or trust companies, as warrant agent (each a "Warrant Agent" and respectively a "Debt Warrant Agent", a "Currency Warrant Agent", an "Index Warrant Agent" and an "Interest Rate Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. A form of each type of Warrant Agreement, including a form of warrant certificate representing each type of Warrant (each a "Warrant Certificate" and respectively a "Debt Warrant Certificate", a "Currency Warrant Certificate", an "Index Warrant Certificate" and an "Interest Rate Warrant Certificate"), reflecting the alternative provisions that may be included in the Warrant Agreements to be entered into with respect to particular offerings of Warrants, are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The descriptions contained herein of the Warrant Agreements and the Warrant Certificates and summaries of certain provisions of the Warrant Agreements and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreements and the Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Warrant Agreements are referred to, such sections or defined terms are incorporated herein by reference.

    The particular terms of each issue of Warrants, as well as any modifications or additions to the general terms of the applicable Warrant Agreement or Warrant Certificate, will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below.

DEBT WARRANTS

    Holdings may issue, together with Debt Securities, Currency Warrants, Index Warrants or Interest Rate Warrants, or separately, Debt Warrants for the purchase of Debt Securities. If any of the Debt Warrants are sold for foreign currencies or foreign currency units or if any series of Debt Warrants is exercisable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    If so specified in the applicable Prospectus Supplement, the Debt Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Debt Warrants in accordance with a schedule or formula.

  GENERAL

    The Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate amount of such Debt Warrants; (3) the initial offering price of such Debt Warrants; (4) the exercise price; (5) the currency or currency unit in which the initial offering price and/or the exercise price of such Debt Warrants is payable; (6) whether the Debt Warrants are to be issuable in registered or bearer form or both, and if in bearer form, whether such Debt Warrants may be exchanged for Debt Warrants in registered form and the circumstances and places for such exchange, if permitted; (7) if applicable, the title and terms of related Debt Securities with which such Debt Warrants are issued, the number of such Debt Warrants issued with each such Debt Security and the date, if any, on and after which such Debt Warrants and such Debt

Securities will be separately transferable; (8) the title, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of all of such Debt Warrants; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire; (11) any minimum number of Debt Warrants which must be exercised at any one time, other than upon automatic exercise; (12) the maximum number, if any, of such Debt Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (13) any provisions for the automatic exercise of such Debt Warrants; (14) whether and under what circumstances such Debt Warrants may be cancelled by Holdings prior to expiration; (15) any other procedures and conditions relating to the exercise of such Debt Warrants; (16) the identity of the Debt Warrant Agent; (17) any national securities exchange on which such Debt Warrants will be listed; (18) provisions, if any, for issuing such Debt Warrants in certificated form; (19) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (20) any other terms of the Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto (Section 3.1). Prior to the exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture (Section 4.1).

  EXERCISE OF DEBT WARRANTS

    Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby (Sections 2.1). Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date specified in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by Holdings), unexercised Debt Warrants will become void (Section 2.2).

    Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, Holdings will, as soon as practicable, forward to the person entitled thereto the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants (Section 2.3).

  OTHER INFORMATION

    Other important information concerning Debt Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company".

CURRENCY WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Index Warrants or Interest Rate Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement) of the right to sell a specified amount of one currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Base Currency") for a specified amount of a different currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Reference Currency"), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value of the right to purchase a specified amount of a Base Currency for a specified amount of a Reference Currency, or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of any Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) the title of such Currency Warrants;
(2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant;
(9) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Currency Warrants;
(10) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (12) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (13) the maximum number, if any, of such Currency Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be cancelled by Holdings prior to their expiration date; (16) any other procedures and conditions relating to the exercise of such Currency Warrants; (17) the identity of the Currency Warrant Agent; (18) any national securities exchange on which such Currency Warrants will be listed; (19) provisions, if any, for issuing such Currency Warrants in certificated form; (20) if such Currency Warrants are not issued in book-entry form, the place or places at which payments in respect of such Currency Warrants are to be made by Holdings; (21) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (22) any other terms of the Currency Warrants.

    Other important information concerning Currency Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events" and "--Settlement Currency" and "--Listing".

INDEX WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Interest Rate Warrants, or separately, Index Warrants (a) in the form of Index Put Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value (as shall be defined in the Prospectus

Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Fixed Amount (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Index Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Fixed Amount, (c) in the form of Index Spread Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Reference Index Value (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Base Index Value (as shall be defined in the Prospectus Supplement) or (d) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of Index Warrants offered thereby, the Index Warrant Agreement relating to such Index Warrants and the Index Warrant Certificate representing such Index Warrants, including the following: (1) the title of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any;
(5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Cash Settlement Value of such Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index compiled and published by a third party or an index based on one or more securities, interest rates or currencies selected by Holdings solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interest rates or currencies); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants, Index Spread Warrants or otherwise;
(8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if any Index changes or ceases to be made available by its publisher;
(9) the formula for determining the Index Cash Settlement Value, if applicable, of each Index Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Index Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Index Warrants shall commence and the date (the "Index Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Index Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Index Value, the Base Index Value or the Reference Index Value after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) provisions, if any, for issuing such Index Warrants in certificated form; (22) if such Index Warrants are not issued in book-entry form, the place or places at which payments in respect of such Index Warrants are to be made by Holdings;
(23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

    Other important information concerning Index Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a

Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

INTEREST RATE WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Index Warrants or, separately, Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount (as shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise,
(b) in the form of Interest Rate Call Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount may either be a fixed yield, price or rate of a Debt Instrument, a Rate or any combination of Debt Instruments and/or Rates or a yield, price or rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The Rate will be one or more interest rates or interest rate swap rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

    The Prospectus Supplement will describe the terms of Interest Rate Warrants offered thereby, the Interest Rate Warrant Agreement relating to such Interest Rate Warrants and the Interest Rate Warrant Certificate representing such Interest Rate Warrants, including the following: (1) the title of such Interest Rate Warrants, (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (6) the Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Debt Instrument or Rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Debt Instrument or in the level of the Rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value, if applicable, of each Interest Rate Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Interest Rate Warrants;
(11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Interest Rate Warrants shall commence and the date (the "Interest Rate Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Amount after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) provisions, if any, for issuing such Interest Rate Warrants in certificated form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places at which payments in respect of such Interest Rate Warrants are to be made by Holdings; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Interest Rate Warrants.

    Other important information concerning Interest Rate Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions", "--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

CERTAIN ITEMS APPLICABLE TO ALL WARRANTS

  MODIFICATIONS

    Each Warrant Agreement and the terms of each issue of Warrants may be amended by Holdings and the applicable Warrant Agent, without the consent of the beneficial owners or the registered holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which Holdings may deem necessary or desirable and which will not adversely affect the interests of the beneficial owners of the then outstanding unexercised Warrants in any material respect (Section 6.1).

    Holdings and each Warrant Agent also may modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the Warrants or reduces the percentage number of outstanding Warrants the consent of whose beneficial owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants may be made without the consent of the beneficial owners affected thereby (Section 6.1).

  MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

    If at any time there is a merger or consolidation involving Holdings or a sale, transfer, conveyance or other disposition of all or substantially all of the assets of Holdings, then in any such event the successor or assuming corporation shall succeed to and be substituted for Holdings, with the same effect as if it had been named in the applicable Warrant Agreement and in the applicable Warrants as Holdings. Holdings shall thereupon be relieved of any further obligation under such Warrant Agreement or under such Warrants, and, in the event of any such merger, consolidation, sale, transfer, conveyance or other disposition, Holdings as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated (Section 6.2 of the Debt Warrant Agreement and Section 3.2 of each other Warrant Agreement).

  ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER; GOVERNING LAW

    Each Warrant Agent will act solely as an agent of Holdings in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof (Section 5.2). A Warrant Agent shall have no duty or responsibility in case of any default by Holdings in the performance of its obligations under the applicable Warrant Agreement or Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon Holdings (Section 5.2). Beneficial owners may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, to receive Debt Securities, in the case of Debt Warrants, and to receive payment, if any, for their Warrants, in the case of Currency Warrants, Index Warrants or Interest Rate Warrants (Section 4.2 of the Debt Warrant Agreement and Section
3.1 of each other Warrant Agreement). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.5).

  UNSECURED OBLIGATIONS OF A HOLDING COMPANY

    The Warrants are unsecured obligations of Holdings and, therefore, changes in the perceived creditworthiness of Holdings may be expected to affect trading prices in Warrants. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to satisfy its financial obligations, including Warrants, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amount in respect of Warrants or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions. Additionally, since Warrants will be obligations of a holding company, the ability of holders of Warrants to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

CERTAIN ITEMS APPLICABLE TO CURRENCY WARRANTS, INDEX WARRANTS AND INTEREST RATE
  WARRANTS

  EXERCISE OF WARRANTS

    Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Currency Warrant, Index Warrant and Interest Rate Warrant will entitle the owner, upon payment of the exercise price, if any, to receive the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date, in each case as such terms will further be defined in the applicable Prospectus Supplement relating thereto (Section 2.2) and (b) if not exercised prior to 1:30 p.m., New York City time, on the Business Day preceding the applicable Warrant Expiration Date, the Warrants will be deemed automatically exercised on such Warrant Expiration Date (Section 2.3). As described below, Currency Warrants, Index Warrants and Interest Rate Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants, Index Warrants and Interest Rate Warrants will be set out in the applicable Prospectus Supplement.

  MARKET DISRUPTION AND FORCE MAJEURE EVENTS

    If so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event or Force Majeure Event (as each term shall be defined therein), the Cash Settlement Value of a Currency Warrant, an Index Warrant or an Interest Rate Warrant may be determined on a different basis than under normal exercise of a Warrant or the determination of the applicable Cash Settlement Value. In addition, if so specified in the applicable Prospectus Supplement, Currency Warrants, Index Warrants and Interest Rate Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

  SETTLEMENT CURRENCY

    Currency Warrants, Index Warrants and Interest Rate Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under applicable law) and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of the currency, security or other instrument underlying such Warrants. If any of the Currency Warrants, Index Warrants or Interest Rate Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by Holdings in respect of any series of Currency Warrants, Index Warrants or Interest Rate Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

  LISTING

    Unless otherwise provided in the Prospectus Supplement, each issue of Currency Warrants, Index Warrants and Interest Rate Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the SEC in connection with any such listing. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective (Section 2.3). The applicable Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. Holdings will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of Holdings not to seek delisting of such Warrants from, or permanent suspension of their trading on, such exchange (Section 2.4 of the Currency Warrant Agreement and the Interest Rate Warrant Agreement and Section 2.5 of the Index Warrant Agreement).

                               GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depository (a "Depository") identified in the Prospectus Supplement relating to such series. Global Securities representing Debt Securities or Debt Warrants may be issued in either registered or bearer form. Global Securities representing Currency Warrants, Index Warrants or Interest Rate Warrants will be issued in registered form only. Global Securities may be issued in either temporary or permanent form.

    The specific terms of the depository arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depository arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Securities which are to be represented by a Global Security in registered form to be deposited with or on behalf of a Depository will be registered in the name of such Depository or its nominee. Upon the issuance of a Global Security in registered form, the Depository for such Global Security will credit the respective principal amounts, in the case of Debt Securities, and the respective number of warrants, in the case of Warrants represented by such Global Security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by Holdings, if such Securities are offered and sold directly by Holdings. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depository for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants, governing such Securities. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants.

    Payments in respect of Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of Holdings, the underwriters, the applicable Trustee or Warrant Agent, any Paying Agent or any Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Holdings expects that the Depository for a permanent Global Security in registered form, upon receipt of any payment in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depository. Holdings also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    A Global Security in registered form may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If a Depository for a permanent Global Security in registered form is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by Holdings within 90 days, Holdings will issue Securities in definitive registered form in exchange for the Global Security representing such Securities. In addition, Holdings may at any time and in its sole discretion determine not to have any Securities in registered form represented by one or more Global Securities and, in such event, will issue Securities in definitive form in exchange for all of the Global Securities representing such Securities. Further, if Holdings so specifies with respect to the Securities of a series, an owner of a beneficial interest in a Global Security representing Securities of such series may, on terms acceptable to Holdings and the Depository for such Global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount, in the case of Debt Securities, or number, in the case of Warrants, to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered securities). Unless otherwise specified by Holdings, Securities of such series so issued in definitive form will be issued either as registered or bearer securities (if the Securities of such series are issuable in such form) and in authorized denominations, in the case of Debt Securities, or in authorized numbers, in the case of Warrants, as specified in the applicable Prospectus Supplement. See, however, "Description of Debt Securities--Limitations on Issuance of Bearer Securities" above for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

BEARER DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement, pending the availability of a permanent Global Security, all or any portion of the Debt Securities of a series which may be issuable as bearer securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. The interests of the beneficial owner or owners in such a temporary Global Security in bearer form will be exchangeable for (i) in whole, definitive Bearer Securities, (ii) in whole, Senior Debt Securities to be represented thereafter by one or more permanent Global Securities in bearer form, without interest coupons, and/or (iii) in whole or in part, definitive Registered Securities, (the date of such exchange, the "Exchange Date"); provided, however, that if definitive Bearer Securities have previously been issued in exchange for an interest in a permanent Global Security in bearer form representing Senior Debt Securities of the same series, then interests in such Senior Debt Securities (with certain exceptions) shall only thereafter be exchangeable, in whole, for definitive Bearer Securities, definitive Registered Securities, or any combination thereof (with certain exceptions) representing Debt Securities having the same interest rate and Stated Maturity, but only upon written certification in the form and to the effect described under "Denominations, Registration and Transfer" unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Debt Security represented by a permanent Global Security in bearer form may, on the applicable Exchange Date and upon 30 days' notice to the applicable Trustee given through Euroclear or Cedel, exchange its interest in whole for definitive Bearer Securities or, if specified in an applicable Prospectus Supplement, in whole or in part, for definitive Registered Securities of any authorized denomination, provided, however, that if definitive Bearer Securities are issued in partial exchange for Senior Debt Securities represented by such permanent Global Security or by a temporary Global Security in bearer form of the same series, such issuance (with certain exceptions) shall give rise to the exchange of such permanent Global Security in whole for, at the option of the Holders, definitive Bearer Securities, definitive Registered Securities, or any combination thereof. No Bearer Security delivered in exchange for a portion of a permanent Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of such a temporary Global Security in bearer form payable in respect of an Interest Payment Date occurring prior to the issuance of a permanent Global Security in bearer form will be paid to each of Euroclear and Cedel with respect to the portion of the temporary Global Security in bearer form held for its account. Each of Euroclear and Cedel will undertake in such circumstances to credit such interest received by it in respect of a temporary Global Security in bearer form to the respective accounts for which it holds such temporary Global Security in bearer form as of the relevant Interest Payment Date, but only upon receipt in each case of written certification, in the form and to the effect described under "Description of Debt Securities--Denomination, Registration and Transfer."

                             UNITED STATES TAXATION

    A summary of the material U.S. federal income tax consequences to U.S. persons investing in Securities will be set forth in the applicable Prospectus Supplement. The summary of U.S. federal income tax consequences contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Securities are urged to consult their own tax advisors prior to any acquisition of Securities.

                              CAPITAL REQUIREMENTS

    As a registered broker-dealer, Lehman Brothers is subject to the SEC's net capital rule (Rule 15c3-1, the "Net Capital Rule"), promulgated under the Exchange Act. The Exchange monitors the application of the Net Capital Rule by Lehman Brothers. Lehman Brothers computes net capital under the alternative method of the Net Capital Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if its net capital is less than 4% of aggregate debit balances and may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. In addition, the Net Capital Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances.

    The Net Capital Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Net Capital Rule equity capital cannot be withdrawn from a broker-dealer without the prior approval of the SEC when net capital after the withdrawal would be less than 25% of its securities positions haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition). In addition, the Net Capital Rule requires broker-dealers to notify the SEC and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000 or 20% of excess net capital. Finally, the Net Capital Rule authorizes the SEC to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the SEC believes that such a withdrawal would be detrimental to the financial integrity of the firm or would jeopardize the broker-dealer's ability to pay its customers.

    Compliance with the Net Capital Rule could limit those operations of Lehman Brothers that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict Holdings' ability to withdraw capital from Lehman Brothers which in turn could limit Holdings' ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

    The Company is subject to other domestic and international regulatory requirements with which it is required to comply.

                              PLAN OF DISTRIBUTION

    Holdings may sell Securities in any one or more of the following ways: (i) through, or through underwriting syndicates managed by, Lehman Brothers alone or with one or more other underwriters; (ii) through one or more dealers or agents (which may include Lehman Brothers); or (iii) directly to one or more purchasers. The specific managing underwriter or underwriters or agent or agents with respect to the offer and sale of Securities are set forth on the cover of a Prospectus Supplement relating to such Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only the underwriters or agents so named in a Prospectus Supplement are underwriters or agents, respectively, in connection with such Securities. The applicable Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting or agency compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which such Securities will be listed.

    Securities acquired by any underwriter will be acquired for its own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. To the extent, if any, that Securities to be purchased by Lehman Brothers, as underwriter, are not resold by it or are not resold at the public offering price set forth in an applicable Prospectus Supplement, the funds derived from such offering by the Company on a consolidated basis may be reduced.

    If so indicated in an applicable Prospectus Supplement, Holdings will authorize the underwriters named therein to solicit offers to certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in an applicable Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate proceeds to Holdings of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, educational charitable institutions and such other institutions as may be approved by Holdings. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) Holdings shall have sold to such underwriters all of such Securities less the amount of such securities covered by such arrangements. Underwriters named therein will not have any responsibility in respect of the validity of such arrangements or the performance of Holdings or such institutional investors thereunder.

    Each distributor of Bearer Securities will agree that it will not offer or sell during the restricted period, directly or indirectly, Bearer Securities in the United States or to United States persons (other than as discussed under "Description of Debt Securities--Limitations on Issuance of Bearer Securities") and in connection with the sale of Bearer Securities during the restricted period, will not deliver definitive Bearer Securities within the United States. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Each underwriter or agent will represent and agree that (i) it has not offered and sold and will not offer or sell, prior to the date six months after the date of issue in the case of the Debt Securities, any Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offer of Securities Regulations 1995;
(ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

    The underwriters and agents named in an applicable Prospectus Supplement may be entitled under agreements entered into with Holdings to indemnification by Holdings against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters and agents may be required to make in respect thereof. The underwriters and agents may engage in transactions with, or perform services for, Holdings in the ordinary course of business.

    This Prospectus together with an applicable Prospectus Supplement may also be used by Lehman Brothers in connection with offers and sales of Securities related to market making transactions by and through Lehman Brothers at negotiated prices related to prevailing market prices at the time of sale. Lehman Brothers may act as principal or agent in such transactions. Lehman Brothers is not obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice. No assurance can be given that there will be a secondary market for the Securities.

    The underwriting and agency arrangements for any offering of the Securities will comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm's participating in distributing its affiliate's securities.

                                 ERISA MATTERS

    Each of Holdings and Lehman Brothers may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code, with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code. ANY EMPLOYEE BENEFIT PLAN PROPOSING TO INVEST IN THE SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

                                 LEGAL OPINIONS

    Unless otherwise indicated in an applicable Prospectus Supplement relating to offered Securities, the validity of the Securities offered hereby will be passed upon for Holdings by Karen M. Muller, Esq., Deputy General Counsel of Holdings and for the underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett acts as counsel in various matters for Holdings, Lehman Brothers and certain of their subsidiaries.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and schedules of the Company for the year ended November 30, 1996, the year ended November 30, 1995 and for the eleven months ended November 30, 1994, appearing in the Company's Annual Report on Form 10-K for the year ended November 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

                              $75,000,000 SUNS(SM)

                         LEHMAN BROTHERS HOLDINGS INC.

                          DOW JONES INTERNET INDEX(SM)

             STOCK UPSIDE NOTE SECURITIES(SM) DUE OCTOBER   , 2004

                               ------------------

                             PROSPECTUS SUPPLEMENT

                                OCTOBER   , 1999

                          (INCLUDING PROSPECTUS DATED

                               FEBRUARY 17, 1998)
                             ---------------------

                                LEHMAN BROTHERS